Exhibit 99.1

Ethan Allen Comments on Fiscal 2016 First Quarter in Advance of Debt Financing Meetings

DANBURY, CT, October 19, 2015 (GLOBE NEWSWIRE) - Ethan Allen Interiors Inc. ("Ethan Allen" or the "Company") (NYSE:ETH) commented today, in advance of debt financing meetings being conducted this week, on its fiscal 2016 first quarter ending September 30, 2015 financial results.

“We are pleased that our balance sheet remains healthy and that we have continued to strengthen our financial structure. We ended the first quarter with about $95 million of cash and securities and no net debt. We are well-positioned to execute our planned offering of $250 million in debt and expect to begin that process in the near-term. We plan to use proceeds from the offering to return capital to shareholders through dividends, share repurchases or a combination thereof, and for general corporate purposes,” said Farooq Kathwari, Chairman, President and CEO of Ethan Allen

Based on preliminary financial information, Ethan Allen expects strong operational performance for the quarter. The Company expects gross margins of approximately 55%; adjusted operating income of approximately 11%; and EPS in the range of $0.45 to $0.46, a modest increase compared to $0.44 in the same period last year. The Company expects flat net sales in the fiscal first quarter of 2016, compared to prior year. The operating results continue to show Ethan Allen’s operating leverage due to its vertically integrated structure. With an increase in sales as the Company moves forward, there is the opportunity to further enhance operating margins.

Ethan Allen noted that written sales for the quarter were down 9.3% and comparative written sales were down 9.8% versus the prior year period. These declines were primarily the result of the timing of the Company’s marketing strategy. The timing of the of the annual price increase resulted in shifting some written sales into the quarter ending June 30, 2015. In addition, as part of the initiative to make major new product introductions more effective, both at the retail and at the manufacturing levels, a storewide introductory sale event began September 1, 2015 and will conclude on December 31, 2015, as compared against monthly end-of-sale promotions in the prior year period, affecting the month of September. The Company expects stronger written sales in the second quarter fiscal 2016 and moving forward. The Company further noted that October is reflecting increased trends of written sales.

“We are in the midst of a substantial transformation that is leveraging our unique, vertically integrated structure, while repositioning Ethan Allen’s offerings, interior design network, manufacturing and logistics. We believe these initiatives are positioning the Company for long-term growth and success, and we expect to complete our transformation in 2016,” Mr. Kathwari further stated.

The conference call to discuss the company's business and financial highlights is scheduled for the same afternoon as the earnings release, Tuesday, October 27, 2015 at 5:00 PM ET. You will be able to access a live webcast from the "Events & Presentations" page at http://ethanallen.com/investors.

To access the conference call, dial 866-818-1223 (or 703-639-1376 for international callers), and provide conference ID 1664086. For those unable to listen to the live broadcast, a webcast replay will be archived on the company's website for at least 60 days.

About Ethan Allen

Ethan Allen Interiors Inc. (NYSE: ETH) is a leading interior design Company and manufacturer and retailer of quality home furnishings. The Company offers complimentary interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 Design Centers in the United States and abroad. Ethan Allen owns and operates eight manufacturing facilities including five manufacturing plants and one sawmill in the United States plus one plant each in Mexico and Honduras. Approximately seventy percent of its products are made in its North American plants. For more information on Ethan Allen's products and services, visit ethanallen.com.

Forward Looking Statements

This press release should also be read in conjunction with the Company's Annual Report on Form 10-K for the year ended June 30, 2015 (the "2015 Form 10-K") and other reports filed with the Securities and Exchange Commission. This press release and related discussions contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements about such matters as: our capital structure; future or targeted operational and financial performance; liquidity, capital and debt levels; strategic plans; the pending proxy contest, the impacts thereof and other possible changes in the composition of the Company's board of directors; stock repurchase and dividend plans; our inability to secure debt or other forms of financing; demand for our products; our position in markets we serve; regional and global economic and industry market conditions and changes therein. Such forward-looking statements reflect management's current expectations concerning future events and results of the Company, and are subject to various assumptions, risks and uncertainties including specifically, and without limitation, those set forth in Part I, Item 1A "Risk Factors" of the 2015 Form 10-K. Accordingly, actual future events or results could differ materially from those contemplated by the forward-looking statements. The Company assumes no obligation to update or provide revision to any forward-looking statement at any time for any reason.

Additional Information

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company's stockholders in respect of the 2015 annual meeting. Ethan Allen plans to file with the U.S. Securities and Exchange Commission a definitive proxy statement and an accompanying proxy card in connection with the 2015 annual meeting (the “2015 proxy materials”). The 2015 proxy materials will contain important information about the Company, its directors and executive officers, the 2015 annual meeting and related matters. Stockholders are strongly urged to read the 2015 proxy materials, any amendments and supplements thereto, and the accompanying proxy card carefully when they are available. Stockholders will be able to obtain free copies of the 2015 proxy materials and other documents filed with the SEC by the Company through the web site maintained by the SEC at www.sec.gov and on the company’s web site at http://www.ethanallen.com/en_us/investor-relations1.html. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2015 proxy materials.

Ethan Allen Interiors Inc.

Investor / Media Contact:

Corey Whitely

Executive Vice President, Administration

Chief Financial Officer and Treasurer

cwhitely@ethanalleninc.com